Exhibit 10.3

[_____], 2025

Separation Agreement

The proposed terms and conditions of your separation from employment are as follows:

1.         Your separation from CervoMed is effective as of the Separation Date.

2.         If you elect to sign this Agreement, you will be eligible for the following payments and benefits (in addition to those stated above) in exchange for your undertakings set forth in Paragraph 3 below:

a.         Separation payments under Section 4.2.3 of your Amended & Restated Employment Agreement with CervoMed effective February 1, 2024 (the “Employment Agreement”). More specifically:

(i)

twelve (12) months pay at a gross annual rate of Four Hundred Seventy-Nine Thousand Seven Hundred Twenty-Three Dollars ($479,723), subject to lawful deductions, with such net amount to be paid in cash as a lump-sum on the first Company payroll date after the Effective Date (as defined below);

(ii)

a lump-sum amount equal to One Hundred Nineteen Thousand Six Hundred Two Dollars ($119,602), subject to lawful deductions, to compensate you for the Annual Bonus for the year ending December 31, 2025 pro-rated through the Separation Date, with such net amount to be paid in cash as a lump-sum on the first Company payroll date after the Effective Date;

(iii)

in lieu of the COBRA Benefit (as defined in your Employment Agreement), a lump-sum amount equal to $[_______], subject to lawful deductions, representing potential future premium payments for continued coverage in the Company’s group health plans pursuant to the Massachusetts Mini-COBRA law (G.L. c. 176J, §9), to be paid in cash as a lump-sum on the first Company payroll date after the Effective Date

The Employment Agreement is attached hereto as Exhibit 1.

b.         You have been granted stock options in accordance with Stock Option Agreements dated as of January 7, 2020; June 17, 2020; September 8, 2020; March 1, 2021; March 1, 2021; January 27, 2022; September 15, 2023; January 26, 2024; and January 26, 2024 (collectively, “Stock Options”). Notwithstanding any provision to the contrary contained in the 2015 Equity Incentive Plan and the applicable Stock Option award agreement, each Stock Option will continue to vest in accordance with the vesting schedule in the applicable Stock Option award agreement and, to the extent vested or upon vesting, shall remain exercisable, in each case, until 5:00 pm Eastern Time on September 30, 2026.

3.         (a)         In consideration for CervoMed's undertakings set forth above in Paragraph 2, you agree, intending to be legally bound, to release and forever discharge CervoMed, from any and all causes of action or claims of any kind, known or unknown, which you now have or hereafter may have against CervoMed arising out of any matter, occurrence or event existing or occurring prior to the execution of this Agreement, including, without limitation:

-any claims relating to or arising out of your employment with and/or termination of employment by CervoMed;

-any claims of retaliation, or of discrimination and/or harassment based on sex, pregnancy, military/veteran’s status, race, religion, color, creed, disability, handicap, citizenship, national origin, age, or any other factor prohibited by federal, state, or local law, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (“ADEA”), and the Americans with Disabilities Act (“ADA”);

-any claims for retaliation or wrongful discharge;

-any claims under the Corporate and Criminal Fraud Accountability Act of 2002, also known as the Sarbanes Oxley Act;

-any claims under the Employee Retirement Income Security Act (ERISA);

- any claims under the Lilly Ledbetter Fair Pay Act;

-any claims under the Family and Medical Leave Act (FMLA);

-any claims under the Fair Labor Standards Act (FLSA);

-any claims under the False Claims Act;

-any claims for overtime;

-any claims for unpaid or withheld wages, severance, benefits, bonuses and/or other compensation of any kind;

-any claims for attorneys’ fees, costs, or expenses;

-any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract (including, but not limited to, under the Employment Agreement), quasi-contract, detrimental reliance, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, misrepresentation or intentional infliction of emotional distress, negligence, and/or gross negligence;

-any claims under the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46a-51, et seq.;

-any claims under the Massachusetts Civil Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Equal Rights Act, the Massachusetts Fair Employment Practices Law, the Massachusetts Family and Medical Leave Law, claims for unpaid minimum wages and/or overtime under the Massachusetts Minimum Fair Wage Law, the Massachusetts Meal Break Law, the Massachusetts Earned Sick Time Law, the Massachusetts Domestic Violence Leave Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, claims for unpaid wages, commissions, bonuses, and/or any other form of compensation under the Massachusetts Wage Act including specifically (but without limitation) all claims under the Wage Act for (a) non-payment of wages (M.G.L. c. 149, § 148), (b) retaliation (M.G.L. c. 149, § 148A), and (c) misclassification (M.G.L. c. 149, § 148B), the Massachusetts Prevailing Wage Act, other claims that may be released under Massachusetts labor statutes, M.G.L. c. 149, the Massachusetts Non-Competition Agreement Act, the Massachusetts Parental Leave Act, and the Massachusetts Pregnant Workers Fairness Act; and

- any claims under the Pennsylvania Human Relations Act; the Pennsylvania Minimum Wage Act; and the Pennsylvania Whistleblower Law.

The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any way.

You acknowledge that this release shall not extend or apply to any claims that cannot be released by private agreement under applicable law, nor does it apply to claims that arise after the execution of this Agreement.

(b)         The release in Paragraph 3 applies fully to protect the members, directors, owners, shareholders, partners, officers, employees, and agents, and any benefit plans of CervoMed and its parent, subsidiaries, and/or affiliates and their past and present members, directors, owners, stockholders, partners, officers, employees, agents, and representatives of any kind including any benefit plans of CervoMed and/or its affiliates (“Releasees”). Further, the release in Paragraph 3 applies fully to release the rights of your heirs, agents, attorneys, successors, assigns, and spouse concerning your employment or its termination.

4.         Paragraph 3 above does not apply to any claims to enforce this Agreement.

5.         You shall not be eligible for any CervoMed-paid compensation or benefits subsequent to the effective date of the termination of your employment, except as set forth in this letter and Agreement. By signing this Agreement, you acknowledge and agree that you have been paid all wages, bonuses, commissions, leave, stock options, stock, benefits and other compensation due and owing to you from CervoMed, including without limitation all accrued but unused vacation time, holiday time and PTO, and you agree to make no claims for any further wages, bonuses, commissions, leave, benefits and other compensation. Further, you acknowledge and agree that CervoMed’s undertakings in Paragraph 2 above are not required by any policy, plan, or prior agreement (except the Employment Agreement, and subject to its conditions), and that you would not receive the consideration specified in Paragraph 2 except for your execution of this Agreement and the fulfillment of the promises contained herein.

6.         (a)         Except as stated in Paragraph 6(b) below, this Agreement embodies the complete understanding and agreement between you and CervoMed, and supersedes any and all prior agreements, oral or written, express or implied. This Agreement may not be modified, altered or changed except upon express written consent of both you and CervoMed, making specific reference to this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(b)(i)         The parties entered into the Employment Agreement, which is attached hereto as Exhibit 1. The provisions of the Employment Agreement that apply to the parties after the end of your employment, will apply to the parties after the end of your employment on the Separation Date (including, without limitation, Sections 4.3 through 4.17 and Section 5 thereof). You acknowledge that you have been (or will be under this Separation Agreement) paid in full all compensation owed to you by CervoMed as an employee under that Employment Agreement. You further acknowledge that you will be paid no money by CervoMed, except as stated in Paragraph 2 of this Separation Agreement.

(b)(ii)         The parties entered into agreements as of various dates with respect to your Stock Options (copies of which Stock Option Agreements have been provided to you contemporaneous with this Separation Agreement). Your rights and obligations as to your Stock Options will continue to be controlled by the Stock Option Agreements and related 2015 Equity Incentive Plan, except as expressly stated in Paragraph 2 above. You acknowledge that you shall have no further right to acquire any further stock options, common stock, equity or other interest in CervoMed.

7.         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8.         Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by you or by CervoMed. Rather, the proposed Agreement is being offered for the sole purpose of resolving and concluding amicably all possible matters between us.

9.         (a)         You agree that, at all times, the terms of Paragraph 2 of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except to the extent required by law, to enforce this Agreement, or to an attorney, accountant, and/or tax advisor with whom you consult regarding your consideration of this Agreement;

(b)         Nothing in this Agreement shall prohibit or restrict you from (a) making any disclosure of information required by law; (b) providing documents or information to, or testifying or otherwise assisting or responding to enquiries in connection with any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, and any self-regulatory organization, or CervoMed's legal or compliance departments, or otherwise requires you to notify the Company of your communications with or inquiries regarding the foregoing; (c) testifying, participating in or otherwise assisting in a proceeding or investigation relating to alleged violation of Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud, whistleblowing, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization, or your right to receive an award for information provided in connection with the foregoing, or (d) filing a charge or complaint with the Equal Employment Opportunity Commission or state or local equivalent, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.

10.         Except as set forth herein with respect to computers and electronic equipment, you represent that you have returned to CervoMed all documents, materials, and any other property or data which are the property of CervoMed . You agree that this Paragraph 10 is a material term of this Agreement and that compliance with this Paragraph 10 no later than [______] is a condition of you receiving the payments and benefits described in Paragraph 2 above.

11.          You may revoke this Agreement for a period of seven (7) days following the day you sign it. If you revoke it, you must do so in writing and the writing must be received within those seven (7) days by John Alam at the e-mail address set forth below. This Agreement shall not become effective or enforceable until this revocation period has expired (such date, the “Effective Date”).

12.         You agree to cooperate with the Company Group (as defined in your Employment Agreement) in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which you have knowledge or that may relate to you or your employment or service with any member of the Company Group. Your obligation to cooperate hereunder includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into your possession. The Company will promptly reimburse you for the reasonable out-of-pocket expenses incurred by you in connection with such cooperation.

13.         Taxation and Section 409A. All payments made to you under this Agreement are subject to withholding for all applicable income and employment taxes. All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. “Termination of employment,” “resignation,” or words of similar import as used in this Agreement shall mean, with respect to any payments subject to Section 409A, your “separation from service” as defined by Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a “specified employee” (as defined by Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 30 days following your death. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to you. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall CervoMed have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

14.         You agree and represent that:

-you have read carefully the terms of this Agreement, including the General Release;

-you have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

-you understand the meaning and effect of the terms of this Agreement, including the General Release;

-you were given as much time as you needed to determine whether you wished to enter into this Agreement, including the General Release;

- you understands that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original 21-day review period referenced herein;

-the entry into and execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind; and

-no promise or inducement not expressed herein has been made to you.

If you agree with the proposed terms of the Agreement as set forth above, please sign this letter, indicating your understanding and agreement to be bound, and send the signed Agreement to me, John Alam, at the e-mail address set forth below. If you sign this Agreement prior to the Separation Date, you agree (i) you will continue to diligently and conscientiously devote the your business time, attention, energy, skill, and best efforts to the business and affairs of CervoMed through the Separation Date, (ii) to sign a Supplemental Separation Agreement and General Release which will restate the terms of the Release through and including the Separation Date and (iii) that CervoMed’s obligations with respect to the Separation Payment will not apply until and unless you sign such Supplemental Separation Agreement and General Release.

Very truly yours,

CERVOMED INC.

BY: _________________

John Alam

President & Chief Executive Officer

E-mail: [__________________]

I UNDERSTAND THE SEPARATION AGREEMENT AND HEREBY AGREE TO ENTER INTO IT AND BE LEGALLY BOUND BY IT:

Robert J. Cobuzzi, Jr., Ph.D.

Date signed:______________